Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated April 1, 2024, which includes an explanatory paragraph regarding the substantial doubt about the ability of bioAffinity Technologies, Inc. (the “Company”) to continue as a going concern, relating to the consolidated financial statements of the Company as of and for the years ended December 31, 2023 and 2022, which is contained in that Prospectus.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

November 27, 2024